Exhibit 99

NEWS RELEASE
Investor Contact: Wendy Hargus
(972) 946-5030
Investor_Relations@voughtaircraft.com

Media Contact: Lynne Warne
(972) 946-3350
warnely@voughtaircraft.com
Vought Reports Fourth Quarter, Year-End 2005 Financial Results
     DALLAS, March 29, 2006 — Vought Aircraft Industries, Inc. today reported financial results for its fourth quarter and year ending Dec. 31, 2005.
     Net sales for the fourth quarter of 2005 were $360.0 million, an increase of 9 percent compared to $330.3 million in the same period a year ago. This increase in net sales is primarily due to increased military sales resulting from higher delivery rates and the completion of first article program deliveries. Business jet sales also were higher for the quarter due to increased delivery rates. These increases were partially offset by a small decrease in Boeing sales primarily due to a delayed delivery. The net loss for the fourth quarter of 2005 was $15.6 million, compared to a net loss of $74.9 million for the same period last year. The net loss in the fourth quarter 2005 resulted primarily from costs related to the facility consolidation activity and non-recurring investment in the Boeing 787 program. The loss recorded for the fourth quarter of 2004 was the result of a $26.0 million non-cash impairment charge, costs related to the company’s facility consolidation activity and non-recurring investments in the Boeing 787 program. Adjusted EBITDA, as defined by our senior secured credit agreement, for the fourth quarter 2005 was $55.9 million, compared to $51.8 million for the same period last year.
     For the 12 months of 2005, net sales were $1.30 billion, an increase of 7 percent compared to $1.21 billion in the same 12 month period of 2004. The increase in net sales is primarily due to increased delivery rates on commercial, military and business jet programs. The net loss for the 12 months of 2005 was $229.7 million, compared to a net loss of $155.0 million for the same period of 2004. The larger net loss in 2005 resulted primarily from increases in disruption costs caused by the facilities consolidation, revised cost estimates on new and existing programs, increased costs related to pension benefits and the continuing planned investment in the Boeing 787 program. Adjusted EBITDA for the 12 month period of 2005 was $180.2 million, compared to $153.7 million for the same period of 2004.
     “2005 was a challenging year for Vought. However, we are encouraged by the early results of the $50 million annual cost reduction initiatives announced in the third quarter of 2005. These changes are evident as we continue our efforts to improve our financial performance,” said Vought’s Executive Vice President and Chief Financial Officer Skip Sorenson.

     Vought’s President and Chief Executive Officer, Elmer Doty commented on Vought’s future performance. “We continue to face challenges as we drive operational improvements and focus on cost reductions. Based on my early experiences, I am confident we can implement a plan that will improve our operating results and establish our competitive position as a low cost producer.”
     EBITDA and Adjusted EBITDA as presented in this press release are supplemental measures of performance, and Adjusted EBITDA is a supplemental measure of our ability to satisfy our debt covenants. Neither of these measures is required by, or presented in accordance with, GAAP. EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of our liquidity. The senior secured credit agreement signed in December 2004 contains maintenance ratios and other financial covenants that are based on the calculation of Adjusted EBITDA. The company believes it is necessary to present Adjusted EBITDA to enable investors to assess Vought’s compliance with covenants under its credit agreement.
     Vought Aircraft Industries, Inc. (www.voughtaircraft.com) is one of the world’s largest independent suppliers of aerostructures. Headquartered in Dallas, the company designs and manufactures major airframe structures such as wings, fuselage subassemblies, empennages, nacelles and other components for prime manufacturers of aircraft. Vought has annual sales of $1.3 billion and more than 6,000 employees in seven U.S. locations.
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     This release contains forward-looking statements within the meaning of section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks and uncertainties. Vought’s actual financial results could differ materially from those anticipated due to the company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for commercial and military aircraft, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, availability of materials and components from suppliers and other factors beyond the company’s control.

Vought Aircraft Industries, Inc.
Consolidated Statements of Operations
($ in millions)
(Unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004
Net sales	$360.0	$330.3	$1,297.2	$1,214.7

Costs and expenses
Cost of sales	292.0	281.8	1,176.7	1,027.5
Selling, general and administrative expenses	66.9	83.5	289.3	273.6
Asset impairment	—	26.0	5.9	26.0

Total costs and expenses	358.9	391.3	1,471.9	1,327.1

Operating income (loss)	1.1	(61.0)	(174.7)	(112.4)

Other income (expense)
Other loss	0.1	—	(0.3)	—
Equity in earnings (loss) of joint venture	(1.6)	—	(3.4)	—
Interest income	0.6	0.6	3.4	2.4
Interest expense	(15.8)	(14.7)	(54.7)	(45.2)

Loss before income taxes	(15.6)	(75.1)	(229.7)	(155.2)

Income taxes	—	0.2	—	0.2

Net income (loss)	$(15.6)	$(74.9)	$(229.7)	$(155.0)

Vought Aircraft Industries, Inc.
Condensed Consolidated Statements of Adjusted EBITDA
($ in Millions)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004
Net Income (loss)	$(15.6)	$(74.9)	$(229.7)	$(155.0)

Plus:
Provision for income taxes	—	(0.2)	—	(0.2)
Interest, net	15.2	14.1	51.3	42.8
Depreciation and amortization	16.4	24.6	68.8	89.2

EBITDA	16.0	(36.4)	(109.6)	(23.2)

Adjusted EBITDA
Plus:

Unusual charges — Plant consolidation and other merger & integration expenses	14.3	19.5	158.4	56.8
Asset impairment	—	26.0	5.9	26.0
Loss on disposal of property, plant and equipment	1.3	3.1	6.0	4.7
Closing cost from acquisition of Vought	—	0.1	—	0.9
Pension & OPEB curtailment	(8.2)	4.5	(6.2)	20.7
Non-recurring investment in Boeing 787	24.7	9.6	65.8	24.7
Non-cash expense related to FAS 87 & FAS 106	13.6	19.3	57.1	26.5
Non-cash stock compensation income	(6.4)	—	(6.4)	—
Boeing strike	—	—	6.8	—
Management fees & expenses	0.5	5.6	2.0	5.6
Amortization of learning inventory	—	0.2	—	2.1
Amortization of stepped up inventory	0.1	0.3	0.4	8.9

Total Adjusted EBITDA	$55.9	$51.8	$180.2	$153.7

Vought Aircraft Industries, Inc.
Reconciliation of Adjusted EBITDA to Net Cash Provided by (Used in) Operating Activities
($ in Millions)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004
Adjusted EBITDA (unaudited)	$55.9	$51.8	$180.2	$153.7
Less:
Unusual items	14.8	25.2	160.4	63.3
Boeing strike	—	—	6.8	—
Non-cash expense	0.4	53.4	56.8	88.9
Non-recurring investment in Boeing 787	24.7	9.6	65.8	24.7

EBITDA (unaudited)	16.0	(36.4)	(109.6)	(23.2)
Less:
Income taxes	—	(0.2)	—	(0.2)
Interest expense and other, net	15.2	14.1	51.3	42.8
Depreciation and amortization	16.4	24.6	68.8	89.2

Net loss	$(15.6)	$(74.9)	$(229.7)	$(155.0)
Plus:
Depreciation and amortization	16.4	24.6	68.8	89.2
Stock compensation income	(6.4)	—	(6.4)	—
Impairment charge	—	26.0	5.9	26.0
Amortization of debt issuance costs and other	0.8	4.0	3.1	6.4
Loss on disposition of property, plant and equipment	1.3	3.1	6.0	4.7
Change in operating assets and liabilities:
Accounts receivable	1.4	16.9	32.4	(8.7)
Inventories	(10.1)	(61.6)	(60.8)	(82.0)
Equity in losses of joint venture	1.6	0.0	3.4	0.0
Other current assets	0.2	(0.9)	(0.2)	(0.6)
Accounts payable	16.4	19.1	20.2	46.4
Accrued payroll and employee benefits	(8.0)	4.5	(12.1)	5.0
Accrued & other liabilities	(10.7)	23.3	(15.3)	14.2
Accrued contract liabilities	(60.7)	(70.4)	74.0	(50.6)
Other assets and liabilities — long term	6.4	0.1	45.7	44.2

Net cash used in operating activities	$(67.0)	$(86.2)	$(65.0)	$(60.8)

Net cash used in investing activities	$(63.1)	$(40.1)	$(152.1)	$(69.6)

Net cash provided by financing activities	$23.1	$119.2	$98.3	$152.9

Vought Aircraft Industries, Inc.
Consolidated Balance Sheets
($ in Millions)
(Unaudited)

	December 31,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$10.1	$128.9
Accounts receivable	90.8	123.2
Inventories	340.1	279.3
Other current assets	7.4	7.2

Total current assets	448.4	538.6

Property, plant and equipment, net	485.1	407.7

Goodwill, net	527.7	527.7
Identifiable intangible assets, net	79.1	91.5
Debt origination costs, net and other assets	21.5	23.5

Total assets	$1,561.8	$1,589.0

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable, trade	$121.9	$100.7
Accrued and other liabilities	69.0	90.0
Accrued payroll and employee benefits	35.5	51.4
Accrued post-employment benefits-current	53.4	57.3
Accrued pension-current	36.8	27.2
Current portion of long-term debt	4.0	4.0
Capital lease obligation	0.8	0.9
Accrued contract liabilities	216.0	142.0

Total current liabilities	537.4	473.5

Long-term liabilities:
Accrued post employment benefits	496.5	486.9
Accrued pension	441.2	420.7
Long-term bank debt	417.0	421.0
Long-term bond debt	270.0	270.0
Long-term capital lease obligation	1.2	2.0
Other non-current liabilities	171.5	69.4

Total liabilities	2,334.8	2,143.5

Stockholders’ equity (deficit):
Common stock, par value $.01; 50,000,000 shares authorized, 24,711,373 and 24,868,011 issued and outstanding in 2005 and 2004, respectively	0.3	0.3
Additional paid-in capital	411.4	418.0
Shares held in rabbi trust	(1.6)	(1.9)
Stockholders’ loans	(1.1)	(2.3)
Accumulated deficit	(604.6)	(374.4)
Accumulated other comprehensive loss	(577.4)	(594.2)

Total stockholders’ equity (deficit)	(773.0)	$(554.5)

Total liabilities and stockholders’ equity (deficit)	$1,561.8	$1,589.0